Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of

Murphy USA Inc.

We consent to the use of our report with respect to the combined balance sheets of Murphy USA Inc. as of December 31, 2012 and 2011, and the related combined statements of income and comprehensive income, cash flows, and net investment for each of the years in the three‑year period ended December 31, 2012, and the related financial statement schedule, incorporated herein by reference.

/s/ KPMG LLP

Houston,  Texas

September 12, 2013